Exhibit 10.12

Lease Agreement

Lessor: Chen Ke

Tenant: Sichuan Shanyou Zhiyuan Business Information Consulting Co., Ltd. (in preparation)

Party A and Party B, in accordance with the relevant laws, administrative regulations, and local regulations of the People’s Republic of China, sign this contract on the basis of legality, equality, voluntariness, and mutual trust, and promise to abide by it jointly.

1、 Location and facilities of the leased property:

1. Party A leases its house located at Room 1119, 11th floor, Unit 1, Building 7, No. 477 Wanxing Road, Wuhou District (hereinafter referred to as “the house”) to Party B for office use.

2. The existing decoration and facilities of the house. Unless otherwise agreed by both parties, this situation shall serve as the verification basis for Party A to deliver the property to Party B for use in accordance with the provisions of this contract and for Party B to return the property upon the expiration of the lease term of this contract.

2、 Lease term

1. The lease term of this property is from April 20, 2023 to April 19, 2028, totaling five years.

2. During the lease term, neither Party A nor Party B shall terminate the contract in advance without mutual agreement.

3. Upon the expiration of the lease term, Party A has the right to reclaim the property, and Party B shall return it as scheduled. If Party B requests to renew the lease, it must notify Party A within one month before the expiration of the lease term, and with the consent of Party A, sign a new lease contract.

3、 Rent and payment method

1. The rent of the house is RMB 2000.00 per month (this price does not include relevant taxes).

2. The rent for the house shall be paid quarterly, subject to the actual receipt by Party A.

3. If Party B fails to pay the rent on time, Party B shall pay a late fee of 5% of the monthly rent for each day of delay. If the rent is overdue for more than one month, Party A has the right to reclaim the leased property, and Party B shall pay the rent according to the actual residence day and bear the liability for breach of contract.

4、 Lease conditions

1. Party B shall not engage in any behavior that violates laws, regulations, or government regulations regarding the use of the leased property within the premises.

2. Without the written consent of Party A, Party B shall not sublet part or all of the property to others. If subleasing is done without authorization, Party A has the right to terminate the contract, and Party B shall be liable for breach of contract against Party A and Party C.

3. If the property or its internal facilities are damaged or malfunctioning due to improper or unreasonable use by Party B, Party B shall promptly contact for repair and bear the expenses incurred. 7. During the lease term, if Party B needs to decorate or modify the leased property or indoor facilities due to usage, it must obtain the consent of Party A and approval from relevant government departments. Party A has the right to supervise the decoration or modification situation. Upon the expiration of the contract, Party B shall not remove the self added structural facilities, and Party A shall not be required to compensate for the above facilities.

5、 Termination of Contract

1. Upon expiration of the lease term or upon mutual agreement between Party A and Party B, this contract shall be terminated.

2. Party B shall deliver the house key and the items listed in the attachment in normal use to Party A on the expiration date. All items left in the house shall be deemed abandoned, and Party A has the right to dispose of them, and Party B has no objection.

3. If either party of Party B breaches the contract, Party A has the right to terminate the contract and demand compensation from the other party,

6、 Handling of Breach of Contract

1. Handling of Party B’s breach of contract

(1) Without the written consent of Party A, Party B sublets or sublets the property, demolishes or changes the structure or uses the property without authorization; Using the house for illegal activities; If the rent is overdue for more than one month, Party B shall pay Party A a penalty equivalent to 20% of the annual rent. If the penalty is insufficient to compensate for Party A’s losses, Party B shall also make a separate compensation based on the facts, and Party A has the right to terminate the contract.

(2) During the lease term, if Party B fails to pay the relevant fees such as water, electricity, gas, telephone, and property management fees for one month, Party A has the right to use the deposit to pay the above-mentioned fees, and Party B shall bear all consequences caused.

(3) At the expiration of the lease term, if Party B fails to deliver the house with intact facilities to Party A in a timely manner, Party B shall pay Party A a penalty of twice the original daily rent based on the actual number of days.

(4) If Party B terminates the lease without authorization during the lease term, Party A shall not refund the prepaid rent and deposit.

2. Handling of Party A’s breach of contract

(1) If Party A terminates the contract due to its inability to provide the house as stipulated in this contract, Party A shall pay Party B a penalty of 3% of the total rent of this contract. In addition to paying liquidated damages as agreed, Party A shall also compensate for losses beyond the liquidated damages.

(2) If Party B requests Party A to continue fulfilling the contract, Party A shall pay a late fee of twice the daily rent to Party B for each day of overdue delivery. Party A shall also bear the losses caused to Party B due to overdue delivery.

(3) Due to Party A’s failure to fulfill maintenance obligations or urgent circumstances, if Party B organizes maintenance, Party A shall pay Party B the cost or offset the rent, but Party B shall provide valid evidence.

(4) If Party A violates the provisions of this contract and takes back the house in advance, Party A shall pay a penalty of 5% of the total contract rent to Party B. If the penalty paid is insufficient to compensate for Party B’s losses, Party A shall also bear the liability for compensation.

(5) If Party A causes this contract to be invalid due to defects in the ownership of the property or illegal rental of the property, Party A shall compensate Party B for the losses

7、 Any matters not covered in this contract may be supplemented by mutual agreement between Party A and Party B. The supplementary terms and attachments are integral parts of this contract and have the same legal effect as this contract.

Lessor: /s/ Ke Chen

Tenant: Sichuan Shanyou Zhiyuan Business Information Consulting Co., Ltd. (in preparation) [Company Seal Affixed Here]

April 20, 2023